Exhibit 8.1

Subsidiaries of Registrant

Name:		Place of Incorporation:

Wholly Owned Subsidiaries:

1.	iSoftStone Korea Inc.	Korea

2.	iSoftStone Inc.	U.S.

3.	iSoftStone Hong Kong Limited	Hong Kong

4.	iSoftStone Japan Limited	Japan

5.	Ascend Technologies, Inc.	U.S.

6.	iSoftStone Information Technology (Group) Co., Ltd.	PRC

7.	Beijing iSoftStone Data Technology Service Co., Ltd.	PRC

8.	iSoftStone Information Technology Group (Dalian) Co., Ltd.	PRC

9.	iSoftStone Information Technology Co., Ltd.	PRC

10.	Nanjing iSoftStone Information Technology Co., Ltd.	PRC

11.	iSoftStone information System Service Co., Ltd.	PRC

12.	Guangzhou iSoftStone Information Technology Co., Ltd.	PRC

13.	iSoftStone Information Technology Group Chengdu Technology Co., Ltd.	PRC

14.	Xi’an iSoftStone Information Technology Co., Ltd.	PRC

15.	Tianjin Saisi Information Technology Co., Ltd.	PRC

16.	Hangzhou iSoftStone Information Service Co., Ltd.	PRC

17.	Shanghai Kangshi Information Systems Co., Ltd.	PRC

18.	Shenzhen iSoftStone Technology Co., Ltd.	PRC

Majority Owned Subsidiaries:

19.	Beijing Guodian Ruantong Technology Co., Ltd.	PRC

20.	Beijing iSoftStone Jiewen Information Technology Co., Ltd.	PRC

21.	iHealthStone Co., Ltd.	PRC

Consolidated Affiliated Entity:

22.	Beijing iSoftStone Technologies Ltd.	PRC

1